Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-28965, 333-31865, 333-31867, 333-31869, 333-51812, 333-51818, 333-51822, 333-58792, 333-59125, 333-125190, 333-152035, 333-152037, 333-161323 , and 333-204167 on Form S-8 of our reports dated February 29, 2016, relating to the consolidated financial statements and financial statement schedule of General Cable Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of General Cable Corporation and subsidiaries for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
February 29, 2016